Exhibit 10.1

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of June 20, 2021 (the “Effective Date”), between RAVEN INDUSTRIES, INC., a South Dakota corporation (the “Company”); and _____________ (“Executive”).

BACKGROUND AND CERTAIN DEFINITIONS

A.       Executive and the Company entered into a written Change in Control Agreement dated as of __________________, 20__, which currently remains in effect (the “Prior Agreement”); and they intend to amend and restate the Prior Agreement in the form of this Agreement. Executive is currently employed by the Company.

B.       The Board of Directors of the Company (the “Board”) recognizes that Executive's contribution to the growth and success of the Company and its subsidiaries has been or will be substantial.

C.       The Board has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of members of the Company's management, including Executive, to their assigned duties.

D.       This Agreement sets forth the severance compensation which the Company agrees it will pay to Executive if Executive's employment with the Company or a Subsidiary of the Company (as defined in Section 5(a)), terminates under one of the circumstances described herein following a Change in Control (as defined in Section 1 below).

E.       The severance compensation provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations issued under Code Section 409A (the "409A Regulations"), and other guidance issued under Code Section 409A, to prevent premature income taxes and a 20% penalty from applying to any severance compensation benefits earned by Executive under this Agreement, and it is the intent of the Company and Executive that this Agreement be interpreted accordingly.

NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained and in further consideration of services performed and to be performed by Executive for the Company, the parties hereto agree as follows:

1.       Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a)       “Cause” shall mean the occurrence of any of the following circumstances:

(i)       Executive has committed willful misconduct that materially injures or causes a material loss to the Company and a material benefit to Executive or third parties, as for example, by embezzlement, appropriation of corporate opportunity, conversion of tangible or intangible corporate property or the making of agreements with third parties in which Executive or anyone related to or associated with Executive has a direct or indirect interest; or

(ii)       Executive has materially violated paragraph [●] (Confidentiality) or [●] of the Employment Agreement for Senior Management between Executive and the Company; which violation, if it is capable of cure by Executive, has continued for at least 10 days after the Company gives Executive a written notice describing such violation.

[For Mr. Brazones and Mr. Rykhus:

(ii)       Executive has materially violated any of paragraphs: [●] (Confidential Information), [●] (Conflicting Employment), [●] (Solicitation of Employees), [●] (Solicitation of Company Customers) or [●] (Covenant Not to Compete)] of the Amended and Restated Employment Agreement between Executive and the Company dated as of __________________, 20__; which violation, if it is capable of cure by Executive, has continued for at least 10 days after the Company gives Executive a written notice describing such violation.]

(b)       “Change in Control” shall mean:

(i)       The acquisition (other than from the Company directly) by any person, entity or "group", within the meaning of Section 13(d) or 14(d) of the '34 Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the '34 Act) of 25% or more of the then outstanding shares of the Company's common stock; or

(ii)       Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, under Rule 14a-12(c) of Regulation 14A promulgated under the '34 Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)       Consummation by the Company of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company. For purposes of clause (C) of the preceding sentence, a sale of the Company’s Applied Technology Division shall constitute a sale of all or substantially all of the assets of the Company. If Executive is employed by a Subsidiary, a sale of the assets, stock or business of the Subsidiary will not, in and of itself, be considered a “Change in Control” with respect to the Company.

(c)       Constructive Termination.

(i)       “Constructive Termination” shall mean Executive's voluntary Termination of Employment upon or following a Change in Control by reason of:

(A)       an adverse change of Executive's responsibilities, authority, status, position, offices, titles, or duties; provided, that a change in Executive's employment from a Subsidiary to the Company or another Subsidiary shall in either event not, in and of itself, be considered a material change to the Executive's responsibilities, authority, status, position, offices, titles or duties;

(B)       (i) an adverse change in Executive’s annual cash compensation or (ii) a material adverse change in Executive’s long-term incentive compensation opportunity;

(C)       a requirement to relocate in excess of fifty (50) miles from Executive's then current place of employment without Executive's consent; or

(D)       the material breach by the Company of any provision of this Agreement or failure to fulfill any other material contractual duties owed to Executive.

For the purposes of this definition, Executive's responsibilities, authority, status, position, offices, titles and duties are to be determined as of the day immediately before a Change in Control.

(ii)       Notwithstanding the provisions of paragraph (i) above, no voluntary Termination of Employment by Executive will constitute a Constructive Termination unless Executive shall have provided written notice to the Company within 90 days after an occurrence described in paragraphs 1.(c)(i)(A) – 1.(c)(i)(D) above. The notice will (A) describe Executive's intention to voluntarily terminate Executive's employment; (B) state a Date of Termination that is least 30 days after Executive's delivery of the notice, and (C) set forth in reasonable detail the conduct that Executive believes to be the basis for the Constructive Termination; and such Constructive Termination will take effect if the Company thereafter fails to correct such conduct (or commence action to correct such conduct and diligently pursue such correction to completion) within 30 days following the Company's receipt of such notice.

(d)       “Date of Termination” shall mean:

(i)       if Executive voluntarily terminates employment with the Company, the later of (A) a Date of Termination (if any) stated in Executive's Notice of Termination, or (B) the date on which Executive delivers the Notice of Termination to the Company; or

(ii)       if Executive's employment is terminated by the Company, the later of (A) a Date of Termination (if any) stated in the Company’s Notice of Termination, or (B) the date on which the Company delivers a Notice of Termination to Executive.

(e)       “Notice of Termination” shall mean a written notice which shall indicate those specific Termination of Employment provisions in this Agreement that are being relied upon. Any Termination of Employment by the Company or Executive shall be communicated by a Notice of Termination.

(f)       “Termination of Employment” means, solely for purposes of this Agreement, Executive's "separation from service" from the Company, for any reason, voluntary or involuntary, other than Executive's death; provided, that this definition shall be interpreted to comply with the 409A Regulations, including without limitation the provisions that define an employer by reference to certain affiliated employers.

(g)       “'34 Act” shall mean the Securities Exchange Act of 1934, as amended.

2.       Term. This Agreement shall commence on the Effective Date first above written and shall continue in effect until the later of (a) [DATE], or (b) if a Change in Control occurs before [DATE], through the two (2) year anniversary of such Change in Control. Commencing on January 31, [YEAR], and each January 31, thereafter, the term of this Agreement shall automatically be extended for one additional year to January 31, and each January 31, thereafter, unless at least sixty (60) days immediately preceding such January 31, the Company shall have given Executive written notice that the Company does not wish to extend this Agreement; provided, that any such notice shall not constitute a Termination of Employment, and this Agreement shall continue in effect beyond the term provided herein if a Change in Control shall have occurred during such term (in which case this Agreement shall continue in effect through the two (2) year anniversary of such Change in Control) or if any obligation of the Company hereunder remains unpaid as of such time.

3.       Compensation upon a Change in Control and/or Termination of Employment. If (a) a Change in Control shall have occurred while Executive is an employee of the Company, and (b) within two (2) years after the date of such Change in Control, there occurs: (i) Executive's Termination of Employment by the Company without Cause (which “Cause” for the sake of clarity shall not include termination occasioned by ill-advised good faith judgment or negligence in connection with the Company’s business), or (ii) Executive's Constructive Termination, then:

(a)       The Company shall pay Executive any earned and accrued but unpaid installment of base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts to which Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, including, without limitation, all accrued vacation time; such payments to be made in a lump sum on or before the fifth day following the Date of Termination;

(b)       In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay to Executive an amount equal to the sum of:

(i)       the product of (A) the sum of (x) Executive's annual base salary in effect as of the Date of Termination (or Executive’s annual base salary in effect as of immediately prior to the date of an adverse change in Executive’s annual base salary if Executive terminates employment as a Constructive Termination due to such adverse change) and (y) Executive’s target bonus amount under the Short-Term Incentive Plan (the “STIP”) for the year in which such Date of Termination occurs (or, if greater, Executive’s target bonus amount under the STIP in effect as of immediately prior to the date on which a Change in Control occurs) and (B) the number 3.0 (CEO), 2.0 (CFO and former CFO – Steven Brazones), 1.5 (Vice Presidents, including Lee Magnuson) plus

(ii)       the greater of (A) the Executive’s target bonus amount under the STIP in effect as of immediately prior to the date on which a Change in Control occurs and (B) the Executive’s bonus amount under the STIP based on the Company’s reasonably anticipated achievement of the applicable performance metrics for the entire fiscal year in which the Date of Termination occurs; with the bonus amount in each case being prorated for the period of the applicable fiscal year which Executive is employed by the Company prior to the Date of Termination. For purposes of clause (B) of the preceding sentence, in the event that the Date of Termination occurs in the same fiscal year as the Change in Control, the determination of the anticipated achievement of the applicable performance metrics shall be based on the Company’s reasonable determination of such achievement as of immediately prior to the consummation of the Change in Control. For the avoidance of doubt, in the event that the Date of Termination occurs in the same fiscal year as the Change in Control, any bonus payment under this Section 3(b)(ii) shall not be duplicative of any bonus payment Executive is entitled to receive for such fiscal year under the STIP pursuant to the applicable transaction agreement entered into in connection with such Change in Control.

Any payments pursuant to this Section 3(b) shall be made in a lump sum on or before the 45th calendar day following the Date of Termination; provided, that no such payment will be made unless Executive has executed and delivered to the Company the release and covenant described in Section 3(f) below, and any period during which Executive may revoke or rescind such release and covenant has expired before that 45th day; and provided further, that if, as of the Date of Termination: (x) any payment due under this Section 3(b) is reasonably deemed by the Company to be "deferred compensation" (as defined in the 409A Regulations), (y) any portion of the payment due under this Section 3(b) would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to the

409A Regulations, and (z) Executive is treated as a specified employee (as defined in the 409A Regulations), then payment of such excess amount shall be delayed until the six-month anniversary of the Date of Termination (or the date of Executive's death, if earlier). If Executive continues to perform any services (as an employee or otherwise) for the Company or a Subsidiary of the Company, as defined in Section 5(a), after the Date of Termination, such six-month period shall be measured from the date of Executive's "separation from service" as defined pursuant to the 409A Regulations.

(c)       if Executive elects COBRA continuation coverage, Executive shall receive continued coverage under the group health plan in which Executive and the Executive’s dependents were participating as of immediately prior to the Date of Termination and reimbursement (the “Premium Reimbursement”) of the portion of the premiums that the Company would have paid had Executive’s employment continued until the earlier of (x) the eighteen (18)-month anniversary of the Date of Termination and (y) the date on which Executive commences participation in a group health plan through another employer; provided that, if payment of the Premium Reimbursement would result in excise tax or other penalties imposed on the Company, a dollar amount equal to the Premium Reimbursement that the Company would have paid under this Section 3(c) during the applicable payment period shall be paid to Executive, instead of the Premium Reimbursement, as additional cash severance pay; and

(d)       Any unvested performance-based stock units (“PSUs”) held by the Executive as of the Date of Termination shall vest in connection with a Change in Control in an amount equal to the greater of (A) the target amount under the terms of the award agreement relating to such PSUs and (B) the performance level achieved under such award agreement based on actual performance through the consummation of the Change in Control. For purposes of the preceding sentence, actual performance shall be based on the Company’s reasonable determination of the achievement of the applicable performance metrics as of immediately prior to the consummation of the Change in Control. For the avoidance of doubt, this Section 3(d) shall supersede any change in control vesting provision in any award agreement applicable to the PSUs that is less beneficial to Executive than this Section 3(d).

(e)       If a Change in Control shall have occurred while Executive is an employee of the Company and, within two (2) years after the date of such Change in Control Executive shall die while still an employee of the Company, the amount specified in Section 3(a) shall be paid by the Company to Executive's estate; and such deceased Executive's spouse and eligible dependents shall be entitled to all of the benefits specified in the Company's Senior Executive officer or Senior Management Benefits Policy (as applicable to Executive) as if such deceased Executive had delivered a Notice of Termination to the Company immediately prior to such death;

(f)       The Company's obligations to provide the payments and benefits in this Section 3 are conditioned on Executive signing a general release of legal claims and covenant not to sue, in the form attached as Exhibit A to this Agreement, with such changes as may be reasonably required to reflect changes in applicable law or circumstances subsequent to the date first above written; and the Company shall deliver such release and covenant to Executive within 10 calendar days after the earlier of (i) the Date of Termination or (ii) the Company's receipt of a Notice of Termination asserting a Constructive Termination;

(g)       The Company shall deduct, from any payment made under this Agreement, any Federal or state taxes required by law to be withheld from such payment.

[SUBSECTION (h) INCLUDED FOR MESSRS. RYKHUS AND SCHMIDT]

(a)       Executive shall, effective on the Date of Termination, be deemed to be qualified and vested in all respects for the post-retirement benefits of the Company’s Senior Executive Officer or Senior Management Benefits Policy (as applicable to Executive), regardless of whether Executive otherwise then satisfies the requirements for early retirement under such Policy; provided, that the post-retirement benefits specified under this Section 3(h) shall (i) not become payable until Executive reaches age 65, unless such benefits are otherwise payable due to Executive’s eligibility for early retirement benefits under the terms of the Policy as of the Date of Termination; and (ii) not be provided to the extent such benefits are provided to Executive by another employer at no cost to Executive.

4.       No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

(a)       Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination.

(b)       The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, including post-retirement benefits or any other rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, Company policy, plan or arrangement.

5.       Successor to the Company; Subsidiaries.

(a)       The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company (a "Subsidiary"), (1) "Company" as used in this Agreement shall in addition include such Subsidiary, (2) the Company agrees that it shall pay or shall cause such Subsidiary to pay any amounts owed to Executive pursuant to Section 3 hereof and (3) any transfer of Executive's employment between the Subsidiary and the Company or another Subsidiary shall not be deemed a Termination of Employment.

(b)       This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

6.       Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three days after mailing by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Raven Industries, Inc.

205 East 6th Street

P.O. Box 5107

Sioux Falls, South Dakota 57117

Attention: President

If to Executive:

(Address currently on file with the Company)

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.       Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota.

8.       Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes the Prior Agreement and all other prior agreements and understandings between the parties with respect to benefits payable upon a change in control of the Company; provided, that this Agreement shall not affect or reduce any benefit to which Executive shall be otherwise entitled under the Company's 2010 Stock Incentive Plan, the Company’s 2019 Equity Incentive Plan or any successor equity compensation plan, Executive's Amended and Restated] Employment Agreement with the Company dated _______________, 20__, or any other plan, agreement or policy of or with the Company. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

9.       Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.       Fees and Expenses. The Company shall pay all fees and expenses (including attorney's fees) which Executive may incur as a result of the Company's contesting the validity, enforceability or Executive's interpretation of, or determinations under, this Agreement, regardless of whether the Company or Executive is successful in such contest.

12.       Company's Right to Terminate Executive's Employment. Notwithstanding anything contained in this Agreement to the contrary, the Company may terminate Executive's employment at any time, for any reason or no reason, and no provision contained herein shall affect the Company's ability to terminate Executive's employment at any time, with or without cause. Nothing in this Agreement shall in any way require the Company to provide any of the benefits specified in this Agreement prior to a Change in Control, nor shall this Agreement be construed in any way to establish any policies or other benefits for Executive or any other employee of the Company whose employment with the Company is terminated prior to a Change in Control.

[Signature Page Follows]

[Signature Page to Amended and Restated Change in Control Agreement]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Change in Control Agreement as of the date and year first above written.

ATTEST:	RAVEN INDUSTRIES, INC.

By:	By:
Nicole Freesemann	Daniel A. Rykhus
Vice President of Human Resources	President and Chief Executive Officer

ATTEST:	EXECUTIVE:

By:	By:
Nicole Freesemann	[Name and Title]
Vice President of Human Resources